CONSULTING AND FINANCIAL SERVICES AGREEMENT

THIS AGREEMENT is executed and made effective as of the 15th day of September, 1999, between Patrick M. Rost, (herein referred to as Rost), and Jones Naughton Entertainment, Inc. a Colorado corporation (herein referred to as JNE).

WHEREAS, Rost for purposes of this Agreement is engaged in providing consulting and FINANCIAL services in the areas of developing, managing and marketing financial services for its clients; and

WHEREAS, JNE has expertise in developing e-commerce businesses for the professional and consumer market worldwide; and

WHEREAS, JNE desires to have the services of Rost made available to it on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged by each party, the parties hereto agree as follows:

1.  Consulting and Financial Services.

* Assist in the Creation of an investor package
* Broker/Dealer Relations: Disseminate IR packages and corporate profiles to pre-qualified brokers.
* Introduction of market makers interested in making a market in the "Public Company" stock.
* Increase awareness amongst institutional and individual investors.
* Introduce industry analysts to the company.
* Assist in the drafting and dissemination of press releases through appropriate wire services.
* Maintain broadcast fax list and mailing list for new press releases through appropriate wire services.
* Answer all shareholders inquiries
* Organize and attend any conference or industry forums on behalf of "Public Company"
* PMR and Associates agrees to abide by all federal and state laws and regulations concerning investor relations, stock promotions and public disclosure requirements.
* PMR and Associates agrees to keep all information confidential derived from this agreement until otherwise agreed upon by the parties.

2. Term. The term of this Agreement shall be for the period from March 1, 1999 to December 31,2000. This Agreement may be extended for such other additional periods by mutual Agreement executed in writing between the parties.

3. Compensation. During the term hereof, AND AS FULL I AND adequate payment for the services provided by Rost hereunder, JNE shall pay to Rost a the following:

A. Retainer: 200,000 (two hundred thousand) common shares in "JNNE" of restricted stock for one year under rule 144 for consulting services.

B. Options: "Public Company" agrees to grant Patrick M. Rost an option to purchase 1,000,000 (one million) free trading shares of common stock subject to a registration for a purchase of $0.50 (fifty cents). These options are to expire on December 31, 2000.

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4. Termination. By thirty (30) days prior written notice to the other, either JNE or Rost may terminate the Agreement at any time for failure of the other to comply with the terms and conditions. In the event (if such termination, Rost, shall be entitled to payment under the provisions set forth herein, for all amounts earned at the time of the termination. Termination for failure of the other party to perform shall not prejudice said party in any respect.

5. Indemnity. The parties agree to indemnify, defend, and hold harmless the other, their officers, employees and agents, harmless from and against any loss, liability, claim or demand on account of injury to or death of persons (including employees of the indemnifying party) or damage to or loss of property of third parties arising directly or indirectly out of acts or omissions of the indemnifying party, their employees or agents in the performance of the services hereunder.

6. Independent Contractor. Nothing in the Agreement shall be deemed to constitute Rost or any of Rost's employees or agents to be the agent, representative or Rost of JNE. Rost shall be an independent contractor and shall have responsibility for and control over the details and means of performing the services hereunder and shall be subject to the directions of JNE only with respect to the scope and general results required.

7. Further Assurances. At any time, and from time to time, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or otherwise carry out the intent and purposes of this Agreement.

8. Waiver. Any failure on the part of either party hereto to comply with any of their obligations, agreement,.;. or conditions hereunder may be waived only in writing by the party to whom such compliance is owed.

9. Governing Law. This Agreement shall be construed and governed by the laws of tile State of California.

10. Interpretation. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. The parties acknowledge and agree that this Agreement was a product of negotiation between the parties and no provision or term herein shall be in any manner construed against either party as the drafter thereof.

11. Counterparts, Telefacsimile. This Agreement may be executed in counterparts. and each counterpart or set thereof shall be deemed to be a duplicate original. Executed copies of this Agreement may be delivered by telefacsimile, and delivery of a duplicate original and sufficient delivery to result in entry to this Agreement by the transmitting party, provided however, that within ten (10) days thereunder a signed duplicate original shall be forwarded to the party to whom a telefacsimile copy was forwarded.

IN WI MESS WHEREOF, the parties have executed this Agreement the day and year first above written.

JONES NAUGHTON ENTERTAINMENT INC.                PATRICK M. ROST



By:  /s/Joseph M. Naughton                       By:/s/ Patrick M. Rost
Joseph M. Naughton
Chairman/CEO